EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

June 18, 2014

To the Participants, Benefit Plan Administration Committee, and Investment Committee
DTE Electric Company Savings & Stock Ownership Plan for Employees Represented by
Local 17 of the International Brotherhood of Electrical Workers

We consent to the incorporation, by reference in Registration Statement No. 333-157768 of DTE Energy Company on Form S-8, of our report dated June 18, 2014, with respect to the statements of net assets available for benefits of the DTE Electric Company Savings & Stock Ownership Plan for Employees Represented by Local 17 of the International Brotherhood of Electrical Workers as of December 31, 2013 and 2012, and the related statement of changes in net assets available for benefits for the year ended December 31, 2013, which report appears in the December 31, 2013 Annual Report on Form 11-K of the DTE Electric Company Savings & Stock Ownership Plan for Employees Represented by Local 17 of the International Brotherhood of Electrical Workers.

/s/ GEORGE JOHNSON & COMPANY

CERTIFIED PUBLIC ACCOUNTANTS
Detroit, Michigan